EXHIBIT 5
May 12, 2008
The Timken Company
1835 Dueber Ave., S.W.
Canton, OH 44706

RE:	The Company Savings Plan for the Employees of Timken France
Ladies and Gentlemen:
     As Corporate Secretary and Assistant General Counsel of The Timken Company, an Ohio corporation (the “Registrant”), I have acted as counsel for the Registrant in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Act”), an additional 100,000 shares (the “Shares”) of the Registrant’s common stock, without par value, to be issued or transferred and sold under the Company Savings Plan for the Employees of Timken France (the “Plan”). I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable; provided that the Registrant at such time has sufficient authorized but unissued shares of common stock remaining under its Amended Articles of Incorporation.
     My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the Ohio General Corporation Law, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting such law. I express no opinion with respect to any other law of the State of Ohio or any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Registrant to issue and sell the Shares pursuant to the Plan will be in full force and effect at all times at which such Shares are issued or sold by the Registrant, and the Registrant will take no action inconsistent with such resolutions.
     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

By:	/s/Scott A. Scherff
Scott A. Scherff
Corporate Secretary and Assistant General Counsel

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